Exhibit 99

FOR IMMEDIATE RELEASE

John G. Sylvia - Senior Vice President, Chief Financial Officer 402-341-4500
Dale R. Schuster - Vice President, Administration               402-341-4500


                CALENERGY CLOSES ACQUISITION
             OF FALCON SEABOARD RESOURCES, INC.


   OMAHA, NEBRASKA, August 7, 1996 --- CalEnergy Company,
Inc., (NYSE, PSE and LSE symbol: CE) announced today that it has completed the acquisition of Falcon Seaboard
Resources, Inc. including its ownership interest in three operating gas-fired cogeneration plants located in Texas, Pennsylvania and New York and a related natural-gas pipeline, also located in New York, for a cash purchase price of $ 226 million. The three cogeneration facilities total 520 MW in capacity and sell power under long-term power purchase agreements.

   David L. Sokol, Chairman and Chief Executive Officer said, "We are pleased to have closed the acquisition of Falcon Seaboard. This acquisition brings added fuel diversification to CalEnergy and further strategic benefits which we expect to realize as the deregulating domestic electric industry continues to evolve."

   CalEnergy Company, Inc., a leading independent energy producer, is an international developer, owner and operator of environmentally responsible power generation facilities.


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